Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-156532 on Form S-1 of our report dated March 26, 2008, relating to the consolidated financial statements of PolyMedix, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Amendment.
     We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 10, 2009